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                                   EXHIBIT 12

                          SOUTHWESTERN BELL CORPORATION
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                               DOLLARS IN MILLIONS


                                      SIX MONTHS ENDED                   YEAR ENDED
                                          JUNE 30,                      DECEMBER 31,


                                       1994       1993     1993     1992    1991     1990       1989

Income Before Income Taxes,
  Extraordinary Loss and Cumulative
  Effect of Changes in
 Accounting Principles*              $1,036.4   $ 868.9  $1,882.9 $1,701.2 $1,557.0 $  1,541.4  $  1,479.5
       Add: Interest Expense            232.7     258.7     496.2    530.0    577.7      529.7       543.8
          1/3 Rental Expense             20.0      20.0      41.0     45.1    37.5        43.4        42.5

       Adjusted Earnings             $1,289.1   $1,147.6 $2,420.1 $2,276.3 $2,172.2 $  2,114.5  $  2,065.8


   Total Interest Charges            $  232.7   $ 258.7  $ 496.2  $ 530.0  $  577.7 $    529.7  $    543.8
   1/3 Rental Expense                    20.0      20.0     41.0     45.1      37.5       43.4        42.5


       Adjusted Fixed Charges        $  252.7   $ 278.7  $ 537.2  $ 575.1  $  615.2 $   573.1  $    586.3


Ratio of Earnings to Fixed Charges       5.10     4.12     4.51     3.96      3.53        3.69      3.52

*Undistributed earnings on investments accounted for under the equity method have been excluded.
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